Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 28, 2009, relating to the consolidated financial statements and financial statement schedule of Bell Microproducts Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109), and our report dated June 28, 2009, relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of  material weaknesses), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche, LLP

San Jose, California
November 19, 2009